Exhibit 23.1

Messineo & Co, CPAs LLC 2471 N McMullen Booth Rd, Ste. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511	LOGO

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, is a part, of the report dated February 5, 2014 relative to the financial statements of Petrus Resources Corporation, as of December 31, 2012 and for the period March 2, 2011 (date of inception) through December 31, 2012.

We also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida
March 26, 2014